CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of September, 2006 by and between NCN Group Limited (the “Company”) and Parkson Investments Limited and Linmark Investments Limited (the “Consultants”).

WHEREAS, the Company wishes to engage the Consultants with respect to identifying and facilitating specific business development project as requested by the Company.

WHEREAS, the Consultants are willing to provide their expertise and services to the Company provided for in the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. TERM

The term of this Agreement (the “Consulting Period”) shall commence on the date hereof and end on the completion of signing off of all cooperative documents for the proposed media project (the “Project”) currently contemplated in China.

2. CONSULTING SERVICES

During the Consulting Period the Consultants shall serve as independent consultants and advisors to the Company on matters relating to the structure, terms, operation of the Project, and representing the Company in negotiations.

During the Consulting Period, the Company shall be entitled to the Consultants’ services (the “Consulting Services”) for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of, the Company’s Chief Executive Officer, Mr. Godfrey Hui. It is understood that the Consulting Services are not exclusive to the Company and the Consultants shall be free to perform services for other persons or entities. However, the Consultants will notify the Company of its performance of consulting services for any other person or entity that could conflict with its obligations under this Agreement. Upon receiving such notice, the Company may terminate this Agreement or consent to the Consultants’ outside consulting activities; failure to terminate this Agreement, within seven (7) days of receipt of written notice of conflict, shall constitute the Client’s ongoing consent to the Consultants’ outside consulting services.

3. COMPENSATION

In consideration of the Consulting Services, the Company, having obtained the authorization from its parent company, Network CN Inc., a US OTCBB listed company, hereby agrees to issue to the Consultants an aggregate of 1,500,000 shares of Network CN Inc.’s restricted common stock (the “Shares”). Such Shares shall be issued in equal portions, i.e., 750,000 shares, under each of the Consultants’ name and the Consultants understand that the issuance and delivery of the Shares shall be immediately processed by the Company after the Project has been completed to the reasonable satisfaction of the Company.

4. CONFIDENTIAL INFORMATION

In connection with the provision of Consulting Services hereunder, the Consultants may come into contact with information concerning the Company that the Company deems confidential (the “Confidential Information”). The Consultants understand and agree that any Confidential Information disclosed pursuant to this Agreement is secret, proprietary and of great value to the Company, which value may be impaired if the secrecy of such information is not maintained or even indirectly compromised. The Consultants further agree that they will take necessary security measures to preserve and protect the secrecy of such Confidential Information, and to hold such Confidential Information in strict confidence and not to disclose such Confidential Information, either directly or indirectly to any person or entity during the term of this agreement or any time following the expiration or termination hereof; provided, however, that the Consultants may disclose the Confidential Information to an assistant to whom disclosure is necessary for the provision of Consulting Services under this Agreement provided that such assistant enters into similar agreement to protect the Confidential Information.

5. REPRESENTATIONS AND WARRANTIES OF THE CONSULTANTS

a.

Each of the Consultants acknowledges and agrees that the Shares will be offered and sold to the Consultant without such offer and sale being registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities or “blue sky” laws of any state of the U.S., and will be issued to the Consultant in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the Securities Act provided by Regulation S, promulgated thereunder. As such, each of the Consultants further acknowledges and agrees that the Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act. Each of the Consultants understands that the Shares may not be offered or sold in the U.S. or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case in accordance with applicable state and federal securities laws.. Neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares. The statutory and regulatory basis for the exemption claimed for the offer of the Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and federal securities laws.

b.	Neither of the Consultants is a U.S. Person. Neither of the Consultants is acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person.
c.

Each of the Consultants understands that the Company is making this Agreement with the Consultant in reliance upon the Consultant’s representation to the Company, which by the Consultant’s execution of this Agreement the Consultant hereby confirms, that the Consultant is outside the United States when receiving and executing this Agreement and is acquiring the Shares as principal for the Consultant’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Consultant has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Consultant further represents that the Consultant does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

d.

Neither of the Consultants is an underwriter of, or dealer in, the common shares of the Company, nor is the Consultant participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares.

e.

Each of the Consultants acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

f.

Each of the Consultants acknowledges that it has not acquired the Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the U.S. in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the U.S. for the resale of the Shares; provided, however, that the Consultant may sell or otherwise dispose of the Shares pursuant to registration of the Shares pursuant to the Securities Act and any applicable state and federal securities laws or under an exemption from such registration requirements and as otherwise provided herein.

g.

Neither of the Consultants is aware of any advertisement of any of the Shares and is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

h.

The decision to execute this Agreement and acquire the Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of information (the receipt of which is hereby acknowledged) which has been filed by the Company with the Securities and Exchange Commission (the “SEC”). Each Consultant’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the distribution of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company. Each of the Consultants acknowledges that it has had access to all the information it considers necessary or appropriate for deciding whether to acquire the Shares.

i.

Each of the Consultants is acquiring the Shares pursuant to an exemption from the registration and prospectus requirements of applicable securities legislation in all jurisdictions relevant to this subscription, and, as a consequence, the Consultant will not be entitled to use most of the civil remedies available under applicable securities legislation and the Consultant will not receive information that would otherwise be required to be provided to the Consultant pursuant to applicable securities legislation.

j.	No person has made to the Consultants any written or oral representations:
a.	that any person will resell or repurchase any of the Shares;
b.	that any person will refund the purchase price of any of the Shares;
c.	as to the future price or value of any of the Shares; or
d.

that any of the Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Shares of the Company on any stock exchange or automated dealer quotation system.

k.	Each of the Consultants acknowledges that the Company has not undertaken, and will have no obligation, to register any of Shares under the Securities Act.
l.

Each of the Consultants will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Consultant contained herein or in any document furnished by the Consultant to the Company in connection herewith being untrue in any material respect or any breach or failure by the Consultant to comply with any covenant or agreement made by the Consultant to the Company in connection therewith.

m.

The Consultants acknowledge that the Shares are not listed on any stock exchange or automated dealer quotation system and no representation has been made to the Consultant that any of the Shares will become listed on any stock exchange or automated dealer quotation system, except that currently market makers make a market for the Company’s common shares on the NASD’s OTC Bulletin Board.

n.

Both of the Consultants have been advised to consult their own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with:

a.	any applicable laws of the jurisdiction in which the Consultant is resident in connection with the distribution of the Shares hereunder, and
b.	applicable resale restrictions; and
c.

this Agreement is not enforceable by the Consultant unless it has been accepted by the Company, and the Consultant acknowledges and agrees that the Company reserves the right to reject any subscription for any reason.

o.

Each of the Consultants acknowledges and agrees that all certificates representing the Shares will be endorsed with the following legend, or such similar legend as deemed advisable by legal counsel for the Company, to ensure compliance with Regulation S and to reflect the status of the Shares as restricted securities:

a.	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN

RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

b.	Any legend required by the laws of any State, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.
p.

Each of the Consultants hereby confirm and covenant to the Company that they are not connected directly or indirectly or in any manner whatsoever with the Company or the management or shareholders of the Company and that nothing herein contained shall constitute a violation of the law or of the legal rights of any party.

q.

The Company hereby warrants to the Consultants that all information parted to and received by the Consultants in the course of their services will, by the nature of the information itself and/or via conduct(s) of the Company upon compliance of various applicable laws and regulations, cease to be price sensitive in nature and that any dealings of such securities, whether issued to the Consultants hereunder or otherwise, after their service period has expired according to the Agreement shall not in any respect whatsoever violate the laws of the domicile of the Company or any jurisdiction whatsoever.

r.

Neither of the Consultants, nor any director, manager, officer, agent or employee of either of them, or any Affiliate of any of the foregoing, has or will during the course of or in connection with the provision of services to the Company under this Agreement: (a) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity for or on behalf of the Company; (b) made any payment in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, for or on behalf of the Company; or (c) made any other payment in violation of applicable Law for or on behalf of the Company.”

s.

Neither of the Consultants, nor any director, manager, officer, agent or employee of either of them, or any Affiliate of any of the foregoing, has or will during the course of or in connection with the provision of services to the Company under this Agreement: (a) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity for or on behalf of the Company; (b) made any payment in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, for or on behalf of the Company; or (c) made any other payment in violation of applicable Law for or on behalf of the Company.

6. INDEPENDENT CONTRACTOR STATUS

It is expressly understood and agreed that this is a consulting agreement only and does not constitute an employer-employee relationship. The parties further acknowledge that the Consulting Services hereunder are not exclusive, but that the Consultants shall be performing services and undertaking other responsibilities, for and with other entities or persons, which may directly or indirectly compete with the Company.

7. MISCELLANEOUS

a.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the waiving party. Any amendment or waiver affected in accordance with this paragraph shall be binding upon the Company, the Consultants and each holder of any Shares acquired under this Agreement at the time outstanding and each future holder of all such Shares.

b.

This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and may not be amended, modified, or altered except by an instrument in writing signed by the party against whom such amendment, modification, or alteration is sought to be enforced. This Agreement supersedes and replaces all other agreements between the parties with respect to any services to be performed by the Consultants of behalf of the Company.

c.

It is acknowledged and agreed by the Company that the Consultants are not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the Consultants cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultants hereunder. Rather, the Consultants shall use their best efforts to conduct their services and affairs in a professional manner and in accordance with good industry.

d.	This Agreement is being delivered and shall be construed and enforced in accordance with and governed by the laws of California applicable to contracts which are wholly executed, written and performed within California. By execution and delivery of this Agreement, the parties agree and accept that any legal action or proceeding brought with respect to this Agreement shall be brought in the court of appropriate jurisdiction in and for the County of San Francisco, State of California, and the parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

e.

Each party shall pay and be responsible for the costs and expenses, including, without limitations, attorneys’ fees, incurred by such party in connection with negotiation, preparation and execution of this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

f.	No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party hereto.
g.

This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, not withstanding that both parties are not signatories to the original or the same counterpart.

h.	The warranties, representations and covenants of the Company and the Consultants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.
i.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares sold hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

j.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this CONSULTING SERVICES AGREEMENT to be concluded and duly executed in Macau, as of the day and year first above written.

NCN Group Limited

By:
Godfrey Hui
Director

By:	By:
Parkson Investments Limited	Linmark Investments Limited